Exhibit 99.1

      Farmers Capital Bank Corporation Announces Preliminary Results Of Its
                      Modified "Dutch Auction" Tender Offer

      Frankfort, Kentucky, August 17, 2007 - Farmers Capital Bank Corporation (NASDAQ: FFKT; "Farmers Capital") today announced the preliminary results of its modified "Dutch Auction" tender offer, which expired at 12:01 a.m., Eastern Daylight Savings Time, on Thursday, August 16, 2007. Based on the preliminary count by the depositary for the tender offer, Farmers Capital expects to accept for payment an aggregate of 559,990 shares of its common stock at a purchase price of $32.00 per share, for a total cost of approximately $17,919,680, excluding fees and expenses relating to the tender offer. These shares represent approximately 7.08% of the shares issued and outstanding as of August 16, 2007.

      Based on a preliminary count by American Stock Transfer & Trust Company, the depositary for the tender offer, a total of 964,179 shares of common stock were properly tendered and not withdrawn at prices within the stated range for the tender offer of $31.00 to $35.00 per share. Of the total shares of common stock tendered, based on the preliminary count, 559,990 shares were properly tendered and not withdrawn at prices at or below $32.00 per share, including 30,991 shares that were tendered through notice of guaranteed delivery. The 559,990 shares expected to be purchased are comprised of the 550,000 shares Farmers Capital offered to purchase and 9,990 shares to be purchased pursuant to Farmers Capital's right in accordance with applicable securities laws to purchase up to an additional 2% of the outstanding shares, without extending the tender offer. It is anticipated that the tender offer for the shares will not be subject to proration.

      The number of shares to be purchased and the price per share are preliminary. The determination of the final number of shares to be purchased, the final price per share and any proration factor is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn, the final price per share and the final proration factor will be announced following the completion of the confirmation process and expiration of the notice of guaranteed delivery period. Payment for the shares accepted for purchase and return of all other shares tendered and not accepted for purchase will occur promptly thereafter.

      The self-tender offer was made pursuant to an Offer to Purchase dated July 19, 2007 and related Letter of Transmittal, in which Farmers Capital offered to purchase up to 550,000 shares at a price not greater than $35.00 and not less than $31.00 per share, filed with the Securities and Exchange Commission on July 19, 2007, as amended.

      Sandler O'Neill + Partners, L.P. is acting as the dealer manager for the tender offer. Georgeson, Inc. is acting as the information agent and American Stock Transfer & Trust Company is acting as the depositary for the tender offer.

      Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. Farmers Capital operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on The NASDAQ Stock Market in the Global Select Market tier under the symbol: FFKT.

      This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange

Commission could also impact current expectations. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

      These forward-looking statements were based on information, plans and estimates at the date of this press release, and Farmers Capital does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

C. Douglas Carpenter
Farmers Capital Bank Corporation
(502) 227-1668


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